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                                    EXHIBIT 3.1

                            Articles of Incorporation of
                           Pacific Community Banking Group


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                              ARTICLES OF INCORPORATION
                                          OF
                           PACIFIC COMMUNITY BANKING GROUP


                                   ARTICLE I - NAME

          The name of this corporation is PACIFIC COMMUNITY BANKING GROUP.

                                 ARTICLE II - PURPOSE

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                      ARTICLE III - AGENT FOR SERVICE OF PROCESS

          The name and address in the State of California of this corporation's initial agent for service of process is:

                    Loren P. Hansen, Esquire
                    1301 Dove Street, Suite 900
                    Newport Beach, California  92660

                            ARTICLE IV - AUTHORIZED STOCK

     (a) The Corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock", respectively. The number of shares of Preferred Stock authorized to be issued is 100,000,000 and the number of shares of Common Stock authorized to be issued is 100,000,000.

     (b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.


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                            ARTICLE V - DIRECTOR LIABILITY

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                             ARTICLE VI - INDEMNIFICATION

          The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by
Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

Dated:  September 24, 1997
                                    /s/ Loren P. Hansen
                                   --------------------------------
                                   Loren P. Hansen
                                   Incorporator

          I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.


                                    /s/ Loren P. Hansen
                                   --------------------------------
                                   Loren P. Hansen


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